Registration No. 333-________
   -------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                              --------------------

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  FISERV, INC.
             (Exact name of Registrant as specified in its charter)

                  Wisconsin                        39-1506125
      (State or other jurisdiction of        (IRS Employer Identification
        incorporation or organization)                  Number)

                                255 Fiserv Drive
                          Brookfield, Wisconsin  53045
                                 (414) 879-5000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                 BHC Financial, Inc.
                             Retirement & Savings Plan
                                (Full title of plan)

                               KENNETH R. JENSEN
                        Senior Executive Vice President
                                  Fiserv, Inc.
                                255 Fiserv Drive
                          Brookfield, Wisconsin  53045
                           Telephone:  (414) 879-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                        Proposed    Proposed
                                        Maximum     Maximum
Title of                                Offering    Aggregate      Amount of
Securities to       Amount to be        Price Per   Offering       Registration
be Registered       Registered (1)      Share (2)   Price (2)      Fee
--------------      --------------      ---------   ----------     ------------
Common Stock, $.01  25,000 shares       $38.1875    $954,688        $289.30
par value
--------------------------------------------------------------------------------

     (1) The number of shares of Common Stock to be registered may be adjusted in accordance with the provisions of the Plan in the event that, during the period the Plan is in effect, the number of shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination, exchange of shares, declaration of any Common Stock dividends or similar events without receipt of consideration by the Company. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of any such events may be issued in accordance with the provisions of the Plan.


     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon the average of the high and low sales prices for the Common Shares as reported on the Nasdaq National Market System on May 22, 1997.


                                     PART I

              Information Required in the Section 10(a) Prospectus

                  The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the BHC Financial, Inc. Retirement & Savings Plan as specified by Rule 428.

                                     PART II

               Information Required in the Registration Statement


         Item 3.           Incorporation of Documents by Reference.

                  Fiserv, Inc. ("Fiserv" or the "Company") hereby incorporates by reference in this Registration Statement the following documents:

                  (a) The Company's and BHC Financial Inc.'s Annual Reports on Form 10-K for the fiscal year ended December 31, 1996.

                  (b) The Company's and BHC Financial Inc.'s Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997.

                  (c) The Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on March 3, 1997.

                  All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Item 4.           Description of Securities

                  Not applicable.

         Item 5.           Interests of Named Experts and Counsel.

                  Legal matters in connection with options under the Plan and the Common Stock offered thereunder will be passed upon by Charles W. Sprague, Esq., Executive Vice President, General Counsel and Secretary of the Company. Mr. Sprague beneficially owns 21,461 shares of Fiserv Common Stock, which number includes vested but unexercised stock options.

         Item 6.           Indemnification of Directors and Officers

         In general, the Wisconsin Business Corporation Law provides that a corporation shall indemnify directors and officers for all reasonable expenses incurred in connection with the successful defense of actions arising in connection with their service as directors and officers of the corporation. In other cases, the Wisconsin statute provides that the corporation shall indemnify a director or officer against liability unless the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct. In addition, the corporation may reimburse a director or officer for his expenses in defending against actions as they are incurred upon the director's or officer's written request accompanied by a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the corporation and a written undertaking to repay amounts advanced if it is ultimately determined that indemnification is not required under the Wisconsin Business Corporation Law. A court of law may order that the corporation provide indemnification to a director or officer if the court finds that the director or officer is entitled thereto under the applicable statutory provision or is fairly and reasonably entitled thereto in view of all the relevant circumstances, whether or not such indemnification is required under the applicable statutory provision.

                  The Wisconsin Business Corporation Law specifies various procedures pursuant to which a director or officer may establish his right to indemnification.

                  Provided that it is not determined by or on behalf of the corporation that the director or officer breached or failed to perform a duty owed to the corporation and such breach or failure meets certain specified criteria constituting, in general, some act of misconduct, a Wisconsin corporation may provide additional rights to indemnification under its articles of incorporation or by-laws, by written agreement, by resolution of its board of directors or by a vote of the holders of a majority of its outstanding shares.

                  The Registrant's By-laws provide for indemnification and advancement of expenses of directors and officers to the fullest extent provided by the Wisconsin Business Law. This provision is not exclusive of any other rights to indemnification or the advancement of expenses to which a director or officer may be entitled under any written agreement, resolution of directors, vote of shareholders, by law or otherwise.

         Item 7.           Exemption from Registration Claimed

                  Inapplicable.

         Item 8.           Exhibits

                  See Exhibit Index.

         Item 9.           Undertakings

                  (a)      Rule 415 Offering

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)      Incorporating Subsequent Exchange Act Documents by
Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Indemnification for Liabilities arising under the Securities Act of 1933

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES


          Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brookfield, State of Wisconsin on May 30, 1997.


                                        Fiserv Inc.


                                   By:   /S/ KENNETH R. JENSEN
                                        ----------------------
                                        Kenneth R. Jensen
                                        Senior Executive Vice
                                        President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



            *              Chairman of the Board and Director   May 30, 1997
    _________________      (Principal Executive Officer)
   (George D. Dalton)

            *              President and Director               May 30, 1997
    ----------------
    (Leslie M. Muma)

            *              Senior Executive Vice President,     May 30, 1997
    ________________       Treasurer and Director (Principal
   (Kenneth R. Jensen)     Financial and Accounting Officer)

            *              Vice Chairman, Director, President - May 30, 1997
    ________________       Information Technology, Inc.
   (Donald F. Dillon)

            *              Director                             May 30, 1997
    ----------------
    (Gerald J. Levy)

            *              Director                             May 30, 1997
    ----------------
  (L. William Seidman)

            *              Director                             May 30, 1997
    ----------------
 (Thekla R. Shackelford)

            *              Director                             May 30, 1997
    ----------------
  (Roland D. Sullivan)

*By:/S/ KENNETH R. JENSEN
-------------------------
(Kenneth R. Jensen, individually and as
attorney-in-fact for the persons indicated)

                                 EXHIBIT INDEX


     Exhibit
     Number                   Description
     ---------                -----------

     4.1 BHC Financial, Inc. Retirement and Savings Plan (Incorporated by reference to Exhibit 4.1 to BHC Financial, Inc.'s registration statement on Form S-1, File No. 33-46492)

     5.1 Opinion and consent of Charles W. Sprague, Esq., Executive Vice President, General Counsel and Secretary of the Registrant as to the legality of the Common Stock being Registered

     23.1                Consent of Deloitte & Touche LLP,
                         Independent Auditors

     23.2                Consent of Coopers & Lybrand L.L.P.,
                         Independent Auditors

     23.3                Consent of Charles W. Sprague, Esq.
                         is contained in his opinion filed as
                         Exhibit 5.1 to this Registration Statement

     24                  Powers of Attorney